                                                                 EXHIBIT 99.7

                  (Catalina Marketing Corporation Letterhead)
                                                                         NEWS
-----------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                        CONTACT: Daniel D. Granger
                                                      President and
                                                      Chief Executive Officer
                                                      (727) 579-5007

                                                      Philip B. Livingston
                                                      Senior Vice President and
                                                      Chief Financial Officer
                                                      (727) 579-5006

                                                      Christopher W. Wolf
                                                      Treasurer
                                                      (727) 579-5218


                         CATALINA MARKETING CORPORATION
                         REPORTS SECOND QUARTER RESULTS


ST. PETERSBURG, Florida, October 15, 1998 - Catalina Marketing Corporation (NYSE: POS) today announced results for the quarter ended September 30, 1998. For the quarter, the company's revenue increased 22 percent to $64.4 million, up from $52.7 million for the same period a year ago. Earnings per share, before the effect of a one-time charge discussed below, increased 16 percent to 50 cents per share, versus 43 cents per share in the year-ago quarter. Net income for the quarter, before the effect of the one-time charge, was $9.4 million compared to $8.2 million in the September 1997 quarter.

As of the end of the quarter, the company posted a one-time charge to write off its investment in Intelledge Corporation. This resulted in a charge to other expense of $3.0 million, or 16 cents per share. The company posted the charge because it has become clear that Intelledge will require substantial additional financing to continue as a going concern and it is not clear at this time that additional financing will be available. Reported net income for the quarter, taking into account the write off, was $6.4 million, or 34 cents per share.

For the six month period ended September 30, 1998, total revenue increased 22 percent to $121.3 million versus $99.4 million posted in the first half of fiscal 1998. Earnings per share were 85 cents, before the effect of the Intelledge charge (69 cents after the charge), versus 73 cents reported a year ago.

Dan Granger, president and chief executive officer, commented, "We achieved our quarterly target on an operating income basis and are pleased with the quarter's results. The $64.4 million in consolidated revenue for the quarter included solid top-line growth in our core domestic business. The core domestic business continues to be the primary source of our growth. In addition, our new ventures and international operations continue to be growing contributors to the top line."

Other highlights for the quarter included the following:

o Total revenue in the company's core domestic business, which includes primarily business generated by manufacturers and retailers through the company's U.S. supermarket network, and certain retailer programs, increased 20 percent for the second quarter over the year-ago quarter. On a trailing twelve month basis, core domestic business revenue grew 19 percent over the prior twelve month period. These amounts were bolstered by the addition of Market Logic whose results are included in the company's results commencing July 1998.

o Earnings before interest, taxes, depreciation and amortization ("EBITDA") reached $84.7 million, up 22 percent (on a pro forma basis), for the trailing twelve month period ended September 30, 1998.

o The company's U.S. installed store base increased to 11,621 as of September 30, 1998, with 189 additional stores installed during the quarter on a net basis. Additionally, the company announced during the quarter new contracts for future installation of more than 300 supermarkets in a number of chains including Furr's Supermarket, Inc.; Gerland's Food Fair; Fiesta Mart, Inc; Farm Fresh; Lowes Foods; and Fleming's Milwaukee, Wisc. Division.

o During the second quarter, the company repurchased approximately 270,000 shares of common stock for a total of $11.8 million, or a weighted average price of $43.58 per share. This share repurchase activity was executed under the $30 million share authorization announced in November 1997. Since the start of fiscal 1995 and including shares repurchased in the second quarter, the company has repurchased 3.1 million shares of common stock for a total of $92.6 million, or a weighted price of $30.15.

o Health Resource Publishing Company added 930 stores on a net basis, finishing the quarter with an installed base of 3,186 pharmacy outlets versus 1,477 at the same time last year. The total includes over 700 stores installed in Rite-Aid. Revenue during the first half of fiscal 1999 has doubled over the same period last year. Health Resource Publishing's net loss for the quarter was equal to six cents per company common share.

o SuperMarkets Online, Inc. continued to build upon its position as a leader in Internet consumer packaged goods promotions with 1.7 million visitors to the web site per month. Over 40 packaged goods manufacturers are now participating in ValuPage(TM) programs involving 116 product categories. ValuPage(TM) offers can now be accepted in over 8,000 supermarkets within the Catalina Marketing Network(R). Consisting of customized shopping lists of offers that consumers can access through www.valupage.com, ValuPage(TM) provides packaged goods manufacturers and retailers with a secure Internet coupon and other promotion solution that leverages the in-store, scanner-based Catalina Marketing Network(R). SuperMarkets Online's net loss for the quarter was equal to one cent per company common share.


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o   The company's European business, which includes the United Kingdom and
    France, increased its store base in the quarter by 60 stores to a total of 1,495 stores, and continues to provide positive earnings. The European business contributed one cent per company common share this quarter.

o The company announced that its Japanese joint venture had signed a roll out agreement with Jusco, Japan's third largest retail chain, to install the balance of its 190 stores. It had previously announced a ten store pilot with Jusco. Including the ten store pilot with Seiyu, the network is now installed in 65 stores in Japan versus 13 as of September 30, 1997. The company's portion of the net loss in its Japan joint venture was equal to two cents per company common share this quarter.

Commenting on the upcoming quarters, Granger stated, "The prospects for our core business are good. Over the remaining six months of the current fiscal year, revenue growth in the core business is expected to be in line with our 15 percent projection for the year. However, because revenue for the third quarter of fiscal 1998 was unusually large as a percentage of full fiscal year revenue, year-over-year revenue growth for the third quarter of fiscal 1999 will be less than the previous two quarters. Specifically, we are forecasting relatively low growth for the core business in the third quarter of this fiscal year when compared to the third quarter of last year. Revenue for the third quarter of fiscal 1998 was the highest for any quarter in the company's history and reflected a one time shift in manufacturers' spending from the fourth quarter to the third quarter. However, we still expect to achieve earnings growth for the company for fiscal 1999 in line with our previous estimates, before the effects of the one-time charge."

Granger continued, "the prospects for the continued expansion of our Health Resource Publishing, International, and SuperMarkets Online businesses are excellent. We will continue to invest in these businesses in anticipation of increased revenue and future earnings."

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, and the company's ability to maintain favorable client relationships.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides in-store electronic marketing programs for more than 150 consumer goods companies. The Catalina Marketing Network(R) reaches more than 151 million shoppers each week in over 11,600 supermarkets across the United States. The company consists of four distinct business units: Catalina Marketing Services, which markets the company's core electronic marketing programs; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers incentives through customized newsletters in the pharmacy; and SuperMarkets Online, Inc., which distributes targeted consumer goods promotions on the World Wide Web.


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                         CATALINA MARKETING CORPORATION
                             Selected Financial Data
                    (in thousands, except per share amounts)


                                                   THREE MONTHS                SIX MONTHS
PERIODS ENDED SEPTEMBER 30                       1998        1997           1998        1997
                                               --------    --------      ---------    --------
        Revenue                                $ 64,448    $ 52,727      $ 121,282    $ 99,386

        Direct Operating Expenses                28,198      20,407         51,748      38,440

        Selling, General and Administrative      14,022      12,421         29,327      25,317

        Depreciation and Amortization             6,638       5,923         13,042      11,614

        Income from Operations                   15,590      13,976         27,165      24,015

        Interest Income/(Expense) and Other      (2,893)       (390)        (2,921)       (783)

        Provision for Income Taxes                6,308       5,342         11,117       9,351

        Net Income                                6,389       8,244         13,127      13,881

        DILUTED:

        Earnings Per Share                     $   0.34    $   0.43       $   0.69    $   0.73

        Weighted Average Shares Outstanding      18,963      19,146         18,998      19,135

        BASIC:

        Earnings Per Share                     $   0.35    $   0.45       $   0.71    $   0.76

        Weighted Average Shares Outstanding      18,512      18,368         18,521      18,349




                               Selected Other Data



                                                                             SEPTEMBER 30
                                                                            1998        1997
                                                                         ---------    --------
BALANCE SHEET AND CASH FLOW (IN THOUSANDS):
        Cash                                                             $  10,900    $  2,769

        Stockholders' Equity                                                95,146      75,914

        Twelve Month EBITDA                                                 81,173      67,977

        Twelve Month EBITDA (Pro forma)*                                    84,668      69,407

U.S. CHECKOUT COUPON BUSINESS:

        Number of Stores at Quarter End                                     11,621      10,801

        Net Stores Installed During Quarter/YTD                            189/457     (31)/56

        Promotions Printed During Quarter/YTD (in millions)              654/1,261   660/1,257

        Weekly Shopper Reach at Quarter End (in millions)                      151         142

INTERNATIONAL CHECKOUT COUPON BUSINESS:

        Number of Stores at Quarter End                                      1,560         913

        Net Stores Installed During Quarter/YTD                            104/188   (144)/(28)

        Promotions Printed During Quarter/YTD (in millions)                 95/186      78/184

        Weekly Shopper Reach at Quarter End (in millions)                       24          15


* Pro forma EBITDA for twelve months ended September 30, 1998 excludes $3.5 million in expense associated with the shutdown of Mexican operations during the quarter ended December 31, 1997. Comparably, pro forma EBITDA for the twelve months ended September 30, 1997 excludes the effect of $1.4 million in expense ($2.0 million less $0.6 million in depreciation expense) incurred in shutting down the company's electronic coupon clearing operation during the fourth quarter of fiscal year 1997.